UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 11, 2006

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2006, Lenox, Incorporated (the “Company”), a wholly owned subsidiary of Lenox Group Inc, entered into a Purchase and Sale Agreement (the “Sale Agreement”) with First Industrial Acquisitions, Inc. (the “Buyer”) for the sale of the Company’s distribution center located in Hagerstown, Maryland (the “Property”) for $27.0 million, subject to a 20-day Buyer due diligence period. Pursuant to the Sale Agreement, the Company has agreed to enter into a bond-type lease for the Property, consisting of approximately 40 acres of land and approximately 506,300 rentable square feet in the distribution center located on the Property. The Company will pay annual base rent of $1,922,808.00 with a 2.0% annual escalation beginning in year two of the lease. The Company will continue to use the Property for its distribution operation and will be responsible for all operating expenses, including, but not limited to, taxes and insurance on the Property and the cost of services, repairs, maintenance or replacements to the Property. This lease is non-terminable for the primary lease term of 15 years. Thereafter, the Company has the right to renew the lease for three 5 year terms. Lenox Group Inc will be the guarantor on the lease. The closing on the sale of the Property is expected to take place on or before December 29, 2006.

The foregoing description of the Sale Agreement is not complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. There is no relationship between the Buyer and the registrant or its affiliates, other than in respect of the Sale Agreement.

Item 9.01	Exhibits.

(d)	Exhibits

The following exhibit is being filed with this Form 8-K:

10.1         Purchase and Sale Agreement as of December 11, 2006 by and between Lenox, Incorporated and First Industrial Acquisitions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

/s/ Timothy J. Schugel
Timothy J. Schugel Chief Financial and Operating Officer

Dated: December 11, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement as of December 11, 2006 by and between Lenox, Incorporated and First Industrial Acquisitions, Inc.